AMENDMENT NO. 12
TO AMENDED AND RESTATED
AGREEMENT AND DECLARATION OF TRUST OF
AIM INVESTMENT SECURITIES FUNDS (INVESCO INVESTMENT SECURITIES FUNDS)
          This Amendment No. 12 (the “Amendment”) to the Amended and Restated Agreement and Declaration of Trust of AIM Investment Securities Funds (Invesco Investment Securities Funds) (the “Trust”) amends, effective June 15, 2010, the Amended and Restated Agreement and Declaration of Trust of the Trust dated as of September 14, 2005, as amended (the “Agreement”).
          Under Section 9.7 of the Agreement, this Amendment may be executed by a duly authorized officer of the Trust.
          WHEREAS, the Trustees of the Trust approved this amendment and a vote of the Shareholders is not required for this amendment;
          NOW, THEREFORE, the Agreement is hereby amended as follows:
     1. The following sections are hereby amended to correct scrivener’s errors regarding par value:
a.	Section 1.2(x) is amended to read as follows:

(x) “Shares” means, as to a Portfolio or any Class thereof, the equal proportionate transferable units of beneficial interest into which the beneficial interest of such Portfolio or such Class thereof shall be divided and may include fractions of Shares in 1/100th of a Share or integral multiples thereof a well as whole Shares;

b.	Section 2.1 is amended to read as follows:

Section 2.1 Shares of Beneficial Interest. The Trust is authorized (A) to issue one or more series of beneficial interests within the meaning of Section 3804(a) of the Delaware Act, which shall constitute the Trust’s Portfolio(s), and (B) to divide the shares of any Portfolio into one or more separate and distinct Classes. The beneficial interests of the Trust shall be divided into an unlimited number of Shares, with par value of $0.01 per Share. All Shares issued hereunder, including without limitation, Shares issued in connection with a dividend or other distribution in Shares or a split or reverse split of Shares, shall be fully paid and nonassessable.

c.	Section 2.2 is amended to restate the last sentence thereof to read as follows:

Contributions to the Trust may be accepted for, and Shares shall be redeemed as, whole Shares and/or 1/100th of a Share or integral multiples thereof.

d.	Section 2.5(g) is amended to read as follows:

The Trust may issue Shares in fractional denominations of 1/100th of a Share or integral multiples thereof to the same extent as its whole Shares, and Shares in fractional denominations shall be Shares having proportionately to the respective fractions represented thereby all the rights of whole Shares of the same Portfolio (or Class), including without limitation, the right to vote, the right to receive dividends and distributions and the right to participate upon termination of the

Trust or any Portfolio, but excluding the right to receive a certificate representing fractional Shares.
     2. Section 2.6 of the Agreement is amended to add new section 2.6(d) to read as follows:
(d)	Notwithstanding any other provision of this Section 2.6, Class B Shares shall not convert to Class A Shares, if at the time of conversion Class A Shares into which the Class B Shares would convert pay a higher fee under Rule 12b-1 (“12b-1 Fee”), and such right of conversion shall be suspended until such time as the Class A Shares pay a 12b-1 Fee that is equal to or lower than the 12b-1 Fee of suspended Class B Shares (all such suspended Class B Shares including Class B Shares purchased through the reinvestment of dividends and distributions that would otherwise have converted, “Suspended Class B Shares”). A comparison of 12b-1 Fees of Class A Shares and Class B Shares shall be made periodically. If at any time the 12b-1 Fees payable on Class A Shares into which Suspended Class B Shares would convert is equal to or lower than the 12b-1 Fees payable on the Suspended Class B Shares, all Suspended Class B Shares will automatically convert to Class A Shares on or about the end of the month in which such determination is made. Once it is determined that Suspended Class B Shares are eligible for conversion, such conversion shall occur even if thereafter Class A Shares again have a higher 12b-1 Fee.
     3. Section 2.6 is amended to add Section 2.6(e) to read as follows:
(e)	The foregoing provisions of this Section 2.6 shall apply to Class B Shares and Class B5 Shares of Invesco Money Market Fund with the following modifications:
(1)	Class B Shares of Invesco Money Market Fund shall convert into Cash Reserve Shares on the same terms as if the term “Class A Shares” were changed every place it appears to “Cash Reserve Shares.”

(2)	Class B5 Shares of Invesco Money Market Fund shall convert into Class A5 Shares on the same terms as the if the term “Class A Shares” were changed every place it appears to “Class A5 Shares.”
     4. Section 3.2 is amended to read as follows:
          Section 3.2 Trustees. The number of Trustees shall be such number as shall be fixed from time to time by a majority of the Trustees; provided, however, that the number of Trustees shall in no event be less than two (2) nor more than seventeen (17). The Trustees as of the date hereof are those first identified above.
     5. Section 3.3 is amended to read as follows:
          Section 3.3 Terms of Office Trustees. The Trustees shall hold office during the lifetime of this Trust, and until its termination as herein provided; except that (A) any Trustee may resign his trusteeship or may retire by written instrument signed by him and delivered to the other Trustees, which shall take effect upon such delivery or upon such later date as is specified therein; (B) any Trustee may be removed at any time by written instrument signed by at least two-thirds of the number of Trustees prior to such removal, specifying the date when such removal shall become effective; provided that from June 15, 2010 through June 30, 2013, such instrument shall be signed by at least eighty percent (80%) of the number of Trustees prior to such removal; (C) any Trustee who has died, become physically or mentally incapacitated by reason of disease or otherwise, or is otherwise unable to serve, may be retired by written instrument signed by a majority of the other Trustees, specifying the date of his retirement; (D) a Trustee may be removed at any meeting of the Shareholders by a vote of the Shareholders owning at least two-thirds of the Outstanding Shares; and (E) a Trustee shall be retired in accordance with the terms of any retirement policy adopted by the Trustees and in effect from time to time.
     6. All capitalized terms are used herein as defined in the Agreement unless otherwise defined herein. All references in the Agreement to “this Agreement” shall mean the Agreement as amended by this Amendment.
     7. Except as specifically amended by this Amendment, the Agreement is hereby confirmed and remains in full force and effect.
     IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Trust, has executed this Amendment as of June 15, 2010.

By:	/s/ John M. Zerr
	Name:	John M. Zerr
	Title:	Senior Vice President